Exhibit 3.1

                          ARTICLES OF INCORPORATION

                                     OF

                         PARK HILL CAPITAL III CORP.


        FIRST:         The name of this corporation is:

                         PARK HILL CAPITAL III CORP.

        SECOND:         Its principal office in the State of Nevada is
located at 502 East John Street, Carson City, Nevada, 89706. The new name and address of its resident agent is CSC Services of Nevada, Inc., at the above address.

        THIRD:         The nature of the business or objects or purposes
proposed may be organized under the General Corporation Law of the State of Nevada;

                To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

        FOURTH:        The total authorized capital stock of the
corporation is 25,000,000 Common Shares with 0.001 Par Value.

        FIFTH:         The governing board of this corporation shall be
known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.

The name and post office address of the first board of directors, which shall be 2 in number, is as follows:

        NAME                           POST OFFICE ADDRESS

Deborah A. Salerno                     355 Southend Avenue, #22B, New
                                       York, NY 10500


Frank L. Kramer                        5330 East 17th Avenue, Denver,
                                       CO 80220

        SIXTH:         The capital stock, after the amount of the
subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

        SEVENTH:       The name and post office address of the
incorporator signing the articles of incorporation is as follows:

        NAME                           POST OFFICE ADDRESS

Vera M. Norris                         1013 Centre Road
                                       Wilmington, DE 19805

        EIGHTH:        The corporation is to have perpetual existence.

        NINTH:         In furtherance and not in limitation of the powers
conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

        TENTH:         Meetings of stockholders may be held outside of
the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

        ELEVENTH:      This corporation reserves the right to amend, alter,
change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

        I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this twenty-six day of February, A.D. 1999.


/s/_______________________________
   Vera M. Norris,
   Incorporator


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